Exhibit 15 (l)

Consent of independent registered public accounting firms

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-65972, No. 33-80027, No. 333-91287, No. 333-70215, No. 333-91289, No. 333-39204, No. 333-75542, No. 333-87852, No. 333-104104 and No. 333-119375) and in the registration statements on Form F-3 (No. 333-4582 and 333-90686) of Koninklijke Philips Electronics N.V. of our report dated September 10, 2003, relating to the consolidated financial statements of Atos Origin S.A. for the year ended December 31, 2002, appearing in this amendment No. 1 to the Annual Report on Form 20-F of Koninklijke Philips Electronics N.V. for the year ended December 31, 2004.

Paris and Neuilly-sur-Seine
April 28, 2005

Amyot Exco Grant Thornton	Deloitte & Associés

/s/ Daniel Kurkdjian	/s/ Jean-Paul Picard

/s/ Vincent Papazian	/s/ Jean-Marc Lumet